Exhibit 99.1

FIRST AMENDMENT TO PURCHASE AGREEMENT

FIRST AMENDMENT TO PURCHASE AGREEMENT, dated as of June 25, 2007 (this “First Amendment”), by and among the Carlyle/Riverstone BPL Holdings II, L.P., a Delaware limited partnership (“C/R Holdings”), the additional limited partners of Buckeye GP Holdings L.P. (“BGH”) listed on Schedule IA hereto (“Management” and collectively with C/R Holdings, “Sellers” or individually, each a “Seller”) and BGH GP Holdings, LLC, a Delaware limited liability company (“Buyer”).  Each Seller and Buyer is referred to individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, the Parties entered into a Purchase Agreement, dated as of April 3, 2007, relating to the sale by the Sellers to Buyer of 16,438,000 common units and 1,362,000 Management Units representing limited partner interest in BGH (the “Original Agreement”) (capitalized terms not otherwise defined herein have the same meanings ascribed to such terms in the Original Agreement);

WHEREAS, it has been determined that the maximum number of Management Units that may be converted into common units is 831,647;

WHEREAS, in accordance with the provisions of Section 9.1 of the Original Agreement, the Parties desire to amend the Original Agreement, as described below, by entering into this First Amendment; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

AMENDMENTS

1.1           Schedule I.  The Original Agreement is hereby amended by replacing the term “Schedule I” with “Schedule IA”, and Schedule IA attached hereto shall replace Schedule I attached to the Original Agreement.  Notwithstanding the foregoing, the use of the term Schedule I in Section 3.5 of the Original Agreement shall refer to Schedule I attached to the Original Agreement.

1.2           Non-C/R Units.  The Original Agreement is hereby amended by deleting the definition of the term “Non-C/R Units” in the sixth Recital, and Section 1.1 of the Original Agreement is amended by inserting the following:

“Non-C/R Units” means, collectively, (i) the number of Management Units set forth on Schedule IA under the heading “Converted Management Units,” which represents the maximum number of Management Units that can be determined to be convertible to common units of BGH with sufficient income and gain at BGH to support special allocation to such common units in order to make them economically uniform with BGH’s other common units, as described in

Section 6.1(d)(ix) of the Partnership Agreement, (ii) the remaining Management Units (as set forth under the heading “Unconverted Management Units” on Schedule IA) and (iii) the other common units of BGH owned by Management (as set forth on Schedule IA.)

1.3           Sale and Purchase of the Non-C/R Units. Section 2.1 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Management shall sell, transfer, and deliver to Buyer, and Buyer shall purchase from Management: (i) that number of common units set forth opposite the name of each member of Management under the column “Common Units” on Schedule IA (such common units being common units held by such member of Management on the date of the Purchase Agreement); (ii) that number of common units set forth opposite the name of each member of Management under the column “Converted Management Units” (such common units being such member of Management’s pro-rata portion of the common units resulting from conversion of the maximum number of Management Units that can be determined to be convertible to common units of BGH with sufficient income and gain at BGH to support special allocation to such common units in order to make them economically uniform with BGH’s other common units, as described in Section 6.1(d)(ix) of the Partnership Agreement); and (iii) that number of  Management Units set forth opposite the name of each member of Management under the column “Un-converted Management Units” on Schedule IA.  The aggregate purchase price for the Non-C/R Units will be $54,261,735.00 (the “Non-C/R Purchase Price”) in cash, which shall be paid as provided in Section 2.4 and subject to further adjustment as provided in Section 2.5, and shall be allocated among Sellers pro rata based upon the number of Non-C/R Units sold by each Seller.

1.4           Wire Transfer Instructions for the Purchase Price.  Section 2.4(a) of the Original Agreement is hereby amended and supplemented by adding the following sentence at the conclusion thereof:

The Purchase Price, including any adjustment pursuant to Section 2.5, shall be paid by wire transfer of immediately available funds to the account in the name of “Carlyle Riverstone BPL Holdings II, L.P.” at Wachovia Bank (ABA # 031 201 467), account number 2000030520367.

1.5           Employee Matters.  Section 5.13(b) of the Original Agreement is hereby amended by replacing the words “18 months” in the parenthetical phrase in clause (i) with the words “36 months”.

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ARTICLE II

MISCELLANEOUS PROVISIONS

2.1           Amendment and Modification.  Subject to applicable Law, this First Amendment may be amended, modified or supplemented only by written agreement of Sellers and Buyer.

2.2           Waiver of Compliance; Consents.  Except as otherwise provided in this First Amendment, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

2.3           Assignment.  This First Amendment and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this First Amendment nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of each other Party, such consent not to be unreasonably withheld, nor is this First Amendment intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder.

2.4           Governing Law.  This First Amendment shall be governed by and construed in accordance with the law of the State of New York as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

2.5           Counterparts.  This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.6           Interpretation.  The articles, section and schedule headings contained in this First Amendment are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this First Amendment.

2.7           Schedules and Exhibits.  Except as otherwise provided in this First Amendment, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this First Amendment.

2.8           Severability.  Any provision of this First Amendment that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, Sellers and Buyer have caused this First Amendment to be signed by their respective duly authorized officers as of the date first above written.

SELLERS:

Carlyle/Riverstone BPL Holdings II, L.P

By:	Carlyle/Riverstone Energy Partners II, L.P., its general partner

By:	C/R Energy GP II, LLC, its general
partner

By:	/s/ Michael B. Hoffman
Name:	Michael B. Hoffman
Title:	Authorized Person

/s/ Stephen C. Muther
Stephen C. Muther

/s/ Brian K. Jury
Brian K. Jury

/s/ Eric A. Gustafson
Eric A. Gustafson

/s/ Robert B. Wallace
Robert B. Wallace

/s/ Robert A. Malecky
Robert A. Malecky

/s/ Vance E. Powers
Vance E. Powers

/s/ William H. Shea, Jr.
William H. Shea, Jr.

Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, Susan Martinelli and William Shea, Jr., Trustees F/B/O Susan Martinelli Shea

/s/ Susan Martinelli Shea
Susan Martinelli Shea, Trustee

/s/ William H. Shea, Jr.
William H. Shea, Jr., Trustee

Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, David J. Martinelli Trustee F/B/O David Martinelli

/s/ David J. Martinelli
David J. Martinelli, Trustee

BUYER:

BGH GP Holdings, LLC

By:	/s/ Frank Loverro
	Name:	Frank Loverro
	Title:	Manager

Schedule IA

Sellers

Name	Common Units	Converted Management Units	Un- converted Management Units	Total Units
Carlyle/Riverstone BPL Holdings II, L.P.1	15,204,727	—	—	15,204,727
Stephen C. Muther	107,679	166,329	106,071	380,079
Brian K. Jury	31,314	83,165	53,035	167,514
Eric A. Gustafson	51	124,747	79,553	204,351
Robert B. Wallace	—	83,165	53,035	136,200
Robert A. Malecky	—	83,165	36,192	119,357
Vance E. Powers	—	41,582	22,149	63,731
William H. Shea, Jr.	—	249,494	159,106	408,600
Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, Susan Martinelli and William Shea, Jr., Trustees F/B/O Susan Martinelli Shea	772,864	—	—	772,864
Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, David J. Martinelli Trustee F/B/O David Martinelli	56,314	—	—	56,314

Total	16,172,949	831,647	509,141	17,513,737

1.       Includes the 2,830 common units owned by MainLine that are transferred pursuant to the sale of the MainLine Interest.